JAMES N. BARBER
Attorney at Law
Suite 100, Bank One Tower
50 West Broadway
Salt Lake City, UT 84101

Telephone: (801) 364-6500           Fax: (801) 364-3406
E-Mail: Barberjn@aol.com

                                                      February 12, 2001

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: 555jobs.com

Dear Sir or Madam:

     I have acted as counsel for 555jobs.com, a Nevada corporation in connection with its registration statement on Form SB-2 relating to the registration of up to 5,000,000 shares of its common stock ("Shares"), no par value per share, at a maximum offering price of $.004 per share. In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and By-laws of the Company.




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     Based upon my examination of relevant documents, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada and that the Shares, when sold and issued, will be validly authorized and issued, fully paid, and non-assessable.

  I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,
                                          /s/ James N. Barber
                                          James N. Barber